As filed with the Securities and Exchange Commission on June 1, 2005
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                ----------------

                                 MEDIABAY, INC.
             (Exact name of registrant as specified in its charter)

                                 ---------------

    Florida                        2 Ridgedale Avenue - Suite 300                         65-0429858
(State or other                    Cedar Knolls, New Jersey 07927                        (IRS employer
jurisdiction of                           (973)  539-9528                                identification
incorporation or     (Address, including zip code, and telephone number, including           number)
 organization)         area code, of registrant's principal executive offices)

                               ------------------

                                 Jeffrey Dittus
                             Chief Executive Officer
                                 MediaBay, Inc.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927
                                 (973) 539-9528
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------------

                                    Copy to:
                             Robert J. Mittman, Esq.
                             Brad L. Shiffman, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                            Facsimile: (212) 885-5001

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

--------------------------------------- ----------------- ------------------ -------------------- ------------------
                                                              Proposed
                                                               Maximum
Title of each                                Amount           Offering            Proposed            Amount of
Class of Securities                          To be            Price Per       Maximum Aggregate      Registration
to be Registered                         Registered(1)       Security(2)      Offering Price(2)          Fee
--------------------------------------- ----------------- ------------------ -------------------- ------------------
Common stock, no par value per share     20,679,177(3)         $0.545           $11,270,151.47       $1,326.50
--------------------------------------- ----------------- ------------------ -------------------- ------------------

(1) Includes 9,090,909 shares of common stock and 11,588,268 shares of common stock issuable upon exercise of outstanding warrants and options. All of the shares of common stock being registered hereby are being offered for the accounts of selling shareholders who acquired such shares or options or warrants to acquire shares in private transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on May 31, 2005.

(3) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder additional shares of common stock as may be issued to the selling shareholders because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION
                               DATED JUNE 1, 2005

                                 MEDIABAY, INC.

                        20,679,177 Shares of Common Stock

         This prospectus relates to up to 20,679,177 shares of the common stock of MediaBay, Inc., which have been registered for resale by some of our securityholders pursuant to this prospectus.

         The common stock may be offered from time to time by the selling securityholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution." The shares of common stock being offered include up to 9,090,909 outstanding shares of common stock and 11,588,268 shares of common stock issuable upon exercise of warrants. MediaBay will not receive any of the proceeds from any sale of common stock by the selling securityholders. MediaBay will receive proceeds from any exercise for cash of warrants made before any sale of any of the shares of common stock being offered under this prospectus that are underlying warrants.

         The common stock is listed for trading on the Nasdaq National Market under the symbol "MBAY". On May 31, 2005, the closing sale price of the common stock as reported by the Nasdaq National Market was $0.54.

         An investment in the common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on Page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   THE COMPANY

         MediaBay is a digital media and publishing company specializing in spoken audio entertainment. We have over 75,000 hours of audio content, which we distribute via mail order, our websites, some of the nation's largest retailers, and a la carte, digital downloads and subscription services.

         Today we have two principal content libraries; (1) Audiobooks: which we license from the nation's largest publishing houses to sell on CD and cassette through the Audio Book Club and which we intend to distribute via digital downloads on third-party websites and a digital download service that is under development; and (2) An archive of the history of American radio which we produce and sell on CD and cassettes through our catalog, a mail order based continuity program, retail outlets, and our on-line download subscription service and third-party websites, of which one is currently operational. We broadcast our radio programs through a syndicated radio show on 200 commercial stations across the United States, as well as its 24-hour Radio Classics channels on Sirius and XM Satellite Radio.

         We are transitioning our business from selling hard goods primarily via mail order to digital distribution via wireless and Internet downloads. Our distribution strategy is two pronged: (1) to wholesale our audio content to the leading music services and broadband companies on a white label basis, both domestically and internationally; and (2) to operate our own downloadable content stores and subscription services which are intended to be branded via partnerships with celebrities and corporate affiliates, each chosen specifically to reach the targeted demographics known to be interested in its content. We intend to use various means to market our downloadable content stores, including working with manufacturers of digital music players, smart phones, and PDA's to include samples of our audio content for consumers to preview when they purchase these new devices, with the hope that these samples will attract consumers to our content stores.

         We recently executed distribution agreements with Microsoft's MSN Music to provide our spoken word content to the MSN audience, which has 350 million unique monthly visitors. We have also executed a distribution agreement with Loudeye to act as our digital sales agent in distributing our catalog to potentially 70 music services which that company hosts and sources content for. In addition, we expect to launch an on-demand, download and subscription service in partnership with Larry King in 2005, and have begun to make our Classic Radio library available for ring tone distribution.

         We were incorporated in Florida in August 1993 under the name Audio Book Club, Inc. In October 1999, we changed our name to MediaBay, Inc. Our principal executive offices are located at 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927. Our telephone number is (973) 539-9528. Our principal internet addresses are MediaBay.com, RadioSpirits.com, Audiobookclub.com and LarryKingaudio.com. Information contained on these web sites and our other web sites is not deemed part of this prospectus.

                                  RISK FACTORS

         Prospective investors should consider carefully the following risk factors before purchasing any shares of the common stock offered hereby by the selling securityholders.

         WE HAVE A HISTORY OF LOSSES, ARE NOT CURRENTLY PROFITABLE, AND EXPECT TO INCUR LOSSES IN THE FUTURE.

         Since our inception, we have incurred significant losses. As of March 31, 2005, we had incurred an accumulated deficit of approximately $152 million. Losses are continuing and are expected to continue. We may not be able to achieve and sustain profitable operations.

         OUR REVENUES HAVE DECLINED SIGNIFICANTLY AND WILL CONTINUE TO DECLINE. WE DO NOT INTEND TO DEVOTE SUFFICIENT FUNDS TO MARKET TO ATTRACT NEW AUDIO BOOK CLUB MEMBERS AND OUR REVENUE BASES WILL CONTINUE TO ERODE.

         Because we significantly reduced our marketing expenditures for new members, our club membership and revenues declined significantly. Sales for the year ended December 31, 2004 and three months ended March 31, 2005 decreased 49% and 41% as compared to the year ended December 31, 2003 and three months ended March 31, 2004, respectively. Audio Book Club sales for the year ended December 31, 2004 and three months ended March 31, 2005 decreased 53% and 40% compared to the year ended December 31, 2003 and three months ended March 31, 2004, respectively, as a result of a reduction in our advertising expenditures for new members. We do not anticipate conducting any significant new member acquisition marketing of Audio Book Club as we have moved to a new strategy to grow our business, as a result, our revenues will continue to decline until such time, if ever, as we successfully implement our new strategies.

         OUR PRODUCTS ARE SOLD IN A NICHE MARKET THAT MAY HAVE LIMITED FUTURE GROWTH POTENTIAL.

         Consumer interest in audiobooks and old-time radio may decline in the future, and growth trends in these markets may stagnate or decline. A decline in the popularity of audiobooks and old-time radio would limit our future growth potential and negatively impact our future operating results.

         WE MAY BE UNABLE TO ANTICIPATE CHANGES IN CONSUMER PREFERENCE FOR OUR PRODUCTS AND MAY LOSE SALES OPPORTUNITIES.

         Our success depends largely on our ability to anticipate and respond to a variety of changes in the audiobook and old-time radio industries. These changes include economic factors affecting discretionary consumer spending, modifications in consumer demographics and the availability of other forms of entertainment. The audiobook and old-time radio markets are characterized by changing consumer preferences, which could affect our ability to:

         o        plan for product offerings;

         o        introduce new titles;

         o        anticipate order lead time;

         o        accurately assess inventory requirements; and

         o        develop new product delivery methods.

         WE MAY NOT BE ABLE TO LICENSE OR PRODUCE DESIRABLE SPOKEN WORD CONTENT, WHICH COULD REDUCE OUR REVENUES.

         We could lose sales opportunities if we are unable to continue to obtain the rights to additional premium spoken word content. We rely on third-party content providers to offer downloads of premium spoken word content. These third party providers include publishers. In some cases, we may be required to pay substantial fees to obtain this third party content. In order to provide a compelling service, we must license a wide variety of spoken word content to our customers with attractive usage rules such as CD recording, output to digital audio devices, portable subscription rights and other rights. In addition, if we do not have sufficient breadth and depth of the titles necessary to satisfy increased demand arising from growth in our customer base, our customer satisfaction may be affected adversely. We cannot guarantee that we will be able to secure licenses to spoken word content or that such licenses will be available on commercially reasonable terms. Some of our license agreements expire over the several months unless they are renewed.

         In addition, we have an agreement with a publisher under which we made periodic payments for a series of audiobook titles. The agreement provides us to make additional payments of approximately $700,000, some of which is past due. We do not believe that we can profitably license the additional titles and we are negotiating with the publisher to revise, amend or cancel the agreement.

         IF OUR THIRD-PARTY PROVIDERS FAIL TO PERFORM THEIR SERVICES PROPERLY, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

         Third-party providers conduct all of our Audio Book Club and a majority of our Radio Spirits customer service operations, process orders and collect payments for us. If these providers fail to perform their services properly, Audio Book Club members and Radio Spirits' customers could develop negative perceptions of our business, collections of receivables could be delayed, our operations might not function efficiently, our expenses may increase and our revenue may decline.

         WE ARE CURRENTLY TRANSITIONING OUR FULFILLMENT SERVICES TO A NEW SERVICE PROVIDER, WHICH MAY CAUSE DISRUPTIONS IN SERVICE TO OUR AUDIO BOOK CLUB MEMBERS.

         Our fulfillment agreement with the third-party provider, which provided virtually all of the services for our Audio Book Club, expired in April 2005. We are currently utilizing these services on a month-to-month basis until our new service providers commence providing services, which is scheduled for July 1, 2005. Our transition to new fulfillment service providers may be delayed and could cause disruptions to our customers, which could result in decreased orders and higher returns and bad debt expense.

         IF OUR MARKETING STRATEGIES TO ACQUIRE NEW CUSTOMERS ARE NOT SUCCESSFUL OUR SALES WILL DECLINE AND OUR COSTS COULD INCREASE.

         If our direct mail and other marketing strategies are not successful, our per member acquisition costs may increase and we may acquire fewer new members than anticipated or the members we do acquire may not purchase as many products as we anticipate, return products at a higher rate than we expect or fail to pay for their purchases. As a result, our operating results would be negatively impacted and our sales growth would be inhibited.

         THE PUBLIC MAY BECOME LESS RECEPTIVE TO UNSOLICITED DIRECT MAIL CAMPAIGNS.

         The success of our direct mail campaigns is dependent on many factors including the public's acceptance of direct mail solicitations. Negative public reception of direct mail solicitations will result in lower customer acquisitions rates and higher customer acquisition costs and will negatively impact operating results and sales growth.

         NEW LAWS ADDRESSING THE SENDING OF E-MAILS MAY LIMIT OUR ABILITY TO MARKET OR SUBJECT US TO PENALTIES.

         New laws recently enacted to limit "spam" e-mails may impact our ability to conduct e-mail campaigns. While we attempt to only use "opt-in" e-mail addresses and to work with third parties whose lists consist of "opt-in" e-mails, the law may limit the number of third parties whose lists we can use or significantly reduce the number of e-mails within these lists. Limitations on our ability to continue the use of e-mail marketing campaigns could adversely affect our ability to attract new Audio Book Club members and increase our cost to acquire new members.

         THE CLOSING OF RETAIL STORES, WHICH CARRY OUR PRODUCTS COULD NEGATIVELY IMPACT OUR WHOLESALE SALES OF THESE PRODUCTS.

         Bankruptcy filings by major retailers may limit the number of outlets for our old-time radio products. With fewer chains and stores available as distribution outlets, competition for shelf space will increase and our ability to sell our products could be impacted negatively. Moreover, our wholesale sales could be negatively impacted if any of our significant retail customers were to close a significant number of their locations or otherwise discontinue selling our products.

         IF THIRD PARTIES OBTAIN UNAUTHORIZED ACCESS TO OUR MEMBER AND CUSTOMER DATABASES AND OTHER PROPRIETARY INFORMATION, WE WOULD LOSE THE COMPETITIVE ADVANTAGE THEY PROVIDE.

         We believe that our member file and customer lists are valuable proprietary resources, and we have expended significant amounts of capital in acquiring these names. Our member and customer lists, trade secrets, trademarks and other proprietary information have limited protection. Third parties may copy or obtain unauthorized access to our member and customer databases and other proprietary know-how, trade secrets, ideas and concepts.

         Competitors could also independently develop or otherwise obtain access to our proprietary information. In addition, we rent our lists for one-time use only to third parties that do not compete with us. This practice subjects us to the risk that these third parties may use our lists for unauthorized purposes, including selling them to our competitors. Our confidentiality agreements with our executive officers, employees, list managers and appropriate consultants and service suppliers may not adequately protect our trade secrets. If our lists or other proprietary information were to become generally available, we would lose a significant competitive advantage.

         IF WE ARE UNABLE TO COLLECT OUR RECEIVABLES IN A TIMELY MANNER, IT MAY NEGATIVELY IMPACT OUR CASH FLOW AND OUR OPERATING RESULTS.

         We experienced bad debt rates of approximately 4.4% and 10.8% during the year ended December 31, 2004 and 2003, respectively. We are subject to the risks associated with selling products on credit, including delays in collection or uncollectibility of accounts receivable. If we experience significant delays in collection or uncollectibility of accounts receivable, our liquidity and working capital position could suffer and we could be required to increase our allowance for doubtful accounts, which would increase our expenses and reduce our assets.

         INCREASES IN COSTS OF POSTAGE COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

         We market through direct mailings to both our customers and prospective customers, and postage is a significant expense in the operation of our business. We do not pass on the costs of member mailings and member solicitation packages. Even small increases in the cost of postage, multiplied by the millions of mailings we conduct, would result in increased expenses and would negatively impact our operating results.

         WE FACE SIGNIFICANT COMPETITION FROM A WIDE VARIETY OF SOURCES FOR THE SALE OF OUR PRODUCTS.

         We may not be able to compete effectively because of the significant competition in our markets from many competitors, many of whom are better financed and have greater resources and from other competing products, which provide similar entertainment value. We compete with other web sites, retail outlets and catalogs, which offer similar entertainment products or content, including digital download of spoken word content. New competitors, including large companies, may elect to enter the markets for audiobooks and spoken word content. We also compete for discretionary consumer spending with mail order clubs and catalogs, other direct marketers and retailers that offer products with similar entertainment value as audiobooks and old-time radio and classic video programs, such as music on cassettes and compact discs, printed books, videos, and DVDs. Many of these competitors are well-established companies, which have greater financial resources that enable them to better withstand substantial price competition or downturns in the market for spoken word content.

         A DECLINE IN  CURRENT  LEVELS OF  CONSUMER  SPENDING  COULD  REDUCE OUR
SALES.

         The level of consumer spending directly affects our business. One of the primary factors that affect consumer spending is the general state of the local economies in which we operate. Lower levels of consumer spending in regions in which we have significant operations could have a negative impact on our business, financial condition or results of operations.

         WE HAVE NOT FULLY COMPLIED WITH THE TERMS OF ALL OF OUR LICENSE AGREEMENTS AND FAILURE TO DO SO MAY IMPAIR OUR ABILITY TO LICENSE PRODUCTS FROM SOME RIGHTSHOLDERS.

         As of the March 31, 2005, certain royalty payments have not been made and there have been no requests for royalty statements or payments in connection therewith. The publishers and other rightsholders have not requested royalty statements or payments. These amounts are accrued for and reflected in the Company's financial statements.

         IF WE ARE UNABLE TO COMPLETE OUR ASSESSMENT AS TO THE ADEQUACY OF OUR INTERNAL CONTROL OVER FINANCIAL REPORTING WHEN REQUIRED AND FUTURE YEAR-ENDS AS REQUIRED BY SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002, INVESTORS COULD LOSE CONFIDENCE IN THE RELIABILITY OF OUR FINANCIAL STATEMENTS, WHICH COULD RESULT IN A DECREASE IN THE MARKET PRICE OF OUR COMMON STOCK.

         As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the issuer's internal control over financial reporting in their annual reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of such issuer's internal controls over financial reporting. In addition, the public accounting firm auditing a public company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. While we anticipate expending significant resources in developing the necessary documentation and testing procedures required by Section 404, there is a risk that we will not comply with all of the requirements imposed by Section 404. If we fail to implement required new or improved controls, we may be unable to comply with the requirements of SEC 404 in a timely manner. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations.

         THE  EFFECTIVENESS  OF OUR  DISCLOSURE  AND  INTERNAL  CONTROLS  MAY BE
LIMITED.

         Our disclosure controls and procedures and internal controls over financial reporting may not prevent all errors and intentional misrepresentations. Any system of internal control can only provide reasonable assurance that all control objectives are met. Some of the potential risks involved could include but are not limited to management judgments, simple errors or mistakes, willful misconduct regarding controls or misinterpretation. There is no guarantee that existing controls will prevent or detect all material issues or be effective in future conditions, which could materially and adversely impact our financial results in the future.

ADDITIONAL RISKS RELATING TO OUR CHANGE IN STRATEGY AND OUR DOWNLOADABLE SPOKEN WORD CONTENT OFFERINGS AND ONLINE INITIATIVES.

         OUR NEW STRATEGY TO FOCUS ON DOWNLOADABLE SPOKEN WORD CONTENT AND OUR PROPOSED LARRY KING ONLINE INITIATIVES IS SUBJECT TO MANY UNCERTAINTIES AND COULD RESULT IN CONTINUING LOSSES AND DECLINING REVENUES UNTIL SUCH TIME, IF EVER, IT IS SUCCESSFULLY IMPLEMENTED.

         Historically, we have sold audiobooks through a membership club format and other spoken word content, substantially all in hard goods format (audio cassettes and CDs). Over the past two years, we significantly reduced our new member and customer marketing activities. We intend to pursue a new strategy of pursuing the opportunities to sell downloadable spoken word content and selling hard good format content online. We have limited experience in the emerging and competitive downloadable content distribution business and cannot assure you that we will be successful in transiting, operating and growing our business.

         Because we intend to pursue a new strategy, which focuses on downloadable spoken word content and our proposed on-line club, we intend to phase out the Audio Book Club and will not devote the funds necessary to acquire new members to offset member attrition and/or expand our existing membership and customer bases. As a result, our revenue will continue to decline, which will continue to negatively impact our performance. We expect this trend to continue until such time, if even, as we generate significant revenue from the sale of downloadable spoken word content and attract and establish a meaningful customer base for our online Larry King website or other websites we may develop. We do not expect to begin to offer downloadable spoken word content until at least June 2005 or launch our proposed Larry King website until at least June 2005. There can be no assurance that we will meet these launch dates, or be able to successfully implement our new strategies or that implementation will result in increased revenues or profitable operations.

         THE DOWNLOAD SPOKEN WORD DISTRIBUTION BUSINESS IS NEW AND RAPIDLY EVOLVING AND MAY NOT PROVE TO BE A PROFITABLE OR EVEN VIABLE BUSINESS MODEL.

         Download spoken word distribution services are a relatively new business model for delivering digital media over the Internet. It is too early to predict whether consumers will accept, in significant numbers, online spoken word content services and accordingly whether the services will be financially viable. If download spoken word distribution services do not prove to be popular with consumers, or if these services cannot sustain any such popularity, our business and prospects would be harmed.

         OUR PROPOSED LARRY KING ON-LINE SERVICE MAY NOT ATTRACT NEW CUSTOMERS.

         We have signed an agreement with Larry King to form an online Larry King audio entertainment and education service, which we believe could build an income stream to replace the current negative option audiobook club. The celebrity spokesman and associated public relations activities are expected to lower acquisition costs of new members. We have not completed the design and development of our proposed Larry King web site and related strategies and cannot assure you that we will be successful in operating and growing the web site. If our efforts are not successful, we will not generate sufficient revenues to offset the expected continuing declining revenues from our Audit Book Club. Moreover, there can be no assurance that we will be able to reduce our cost of acquiring new members and overall operating costs as compared to our Audio Book Club.

         THE MARKET FOR OUR SERVICE IS UNCERTAIN AND CONSUMERS MAY NOT BE WILLING TO USE THE INTERNET TO PURCHASE SPOKEN AUDIO CONTENT, WHICH COULD HARM OUR BUSINESS.

         Downloading audio content from the Internet is a relatively new method of distribution and its growth and market acceptance is highly uncertain. Our success will depend in large part on more widespread consumer willingness to purchase and download spoken audio content over the Internet. Purchasing this content over the Internet involves changing purchasing habits, and if consumers are not willing to purchase and download this content over the Internet, our revenue will be limited, and our business will be materially and adversely affected. We believe that acceptance of this method of distribution may be subject to network capacity constraints, hardware limitations, company computer security policies, the ability to change user habits, and the quality of the audio content delivered.

         MANUFACTURERS  OF  ELECTRONIC   DEVICES  MAY  NOT   MANUFACTURE,   MAKE
AVAILABLE, OR SELL A SUFFICIENT NUMBER OF PRODUCTS SUITABLE FOR OUR SERVICE, WHICH WOULD LIMIT OUR REVENUE GROWTH.

         If manufacturers of electronic devices do not manufacture, make available, or sell a sufficient number of electronic devices enabled with the Windows Media Platform for downloadable spoken word content or if these players do not achieve sufficient market acceptance our sales could be adversely affected and our business will be materially and adversely affected. Microsoft competes with others for relationships with manufacturers of electronic devices with audio playback capabilities. Manufacturers of electronic devices have experienced delays in their delivery schedule of their digital players due to parts shortages and other factors. Although the content we intend to provide can be played on personal computers and burned to CDs for later listening, we believe that a key to our future success is the ability to playback this content on hand-held electronic devices that have digital audio capabilities.

         WE MUST PROVIDE DIGITAL RIGHTS MANAGEMENT SOLUTIONS THAT ARE ACCEPTABLE TO BOTH CONTENT PROVIDERS AND CONSUMERS.

         We must provide digital rights management solutions and other security mechanisms in our download spoken word distribution services in order to address concerns of content providers and authors, and we cannot be certain that content licensors or consumers will accept them. Content providers may be unwilling to continue to support portable subscription services. Consumers may be unwilling to accept the use of digital rights management technologies that limit their use of content, especially with large amounts of free content readily available.

         Third-party providers of digital rights management software, such as Microsoft, may be unwilling to continue to provide such software to us upon reasonable or any terms. If we are unable to acquire these solutions on reasonable or any terms, or if customers are unwilling to accept these solutions, our business and prospects could be harmed.

         CAPACITY CONSTRAINTS AND FAILURES, DELAYS, OR OVERLOADS COULD INTERRUPT OUR SERVICE AND REDUCE THE ATTRACTIVENESS OF DOWNLOADING SPOKEN WORD TO POTENTIAL CUSTOMERS.

         Any capacity constraints or sustained failure or delay in downloading spoken word could reduce the attractiveness of downloading spoken word products which could materially and adversely affect our ability to implement our new strategy. The success of our new strategy depends on our ability to electronically, efficiently, and with few interruptions or delays distribute spoken audio content to potential customers. Accordingly, the performance, reliability, and availability of our Website, our transaction processing systems and our network infrastructure are critical to our operating results. We believe the potential instability of the Internet could mean that periodic interruptions to our new service could occur. These interruptions might make it difficult to download audio content from our Website in a timely manner and jeopardize prospective customer relationships.

         WE DO NOT HAVE A COMPREHENSIVE DISASTER RECOVERY PLAN AND WE HAVE LIMITED BACK-UP SYSTEMS, AND A DISASTER COULD SEVERELY DAMAGE OUR OPERATIONS AND COULD RESULT IN LOSS OF CUSTOMERS.

         If our computer systems are damaged or interrupted by a disaster for an extended period of time, our business, results of operations, and financial condition would be materially and adversely affected. We do not have a comprehensive disaster recovery plan in effect. Our operations depend upon our ability to maintain and protect our computer systems - all of which are located in our headquarters and at a third party offsite hosting facility. Although we maintain insurance against general business interruptions, we cannot assure you that the amount of coverage will be adequate to compensate us for our losses.

         PROBLEMS   ASSOCIATED  WITH  THE  INTERNET  COULD   DISCOURAGE  USE  OF
INTERNET-BASED SERVICES AND ADVERSELY AFFECT OUR BUSINESS.

         If the Internet fails to develop or develops more slowly than we expect as a commercial medium, our business may also grow more slowly than we anticipate or fail to grow. Our success will depend in large part on increasing use of the Internet. There are critical issues concerning the commercial use of the Internet which we expect to affect the development of the market for downloadable spoken word, including:

         o Secure transmission of customer credit card numbers and other confidential information;

         o        Reliability and availability of Internet service providers;

         o        Cost of access to the Internet;

         o        Availability of sufficient network capacity; and

         o Ability to download audio content consistent with computer security measures employed by businesses.

         MORE CONSUMERS ARE UTILIZING NON-PC DEVICES TO ACCESS DIGITAL CONTENT, AND WE MAY NOT BE SUCCESSFUL IN GAINING WIDESPREAD ADOPTION BY USERS OF SUCH DEVICES.

         In the coming years, the number of individuals who access digital content through devices other than a personal computer, such as personal digital assistants, cellular telephones, television set-top devices, game consoles and Internet appliances, is expected to increase dramatically. Manufacturers of these types of products are increasingly investing in media-related applications, but development of these devices is still in an experimental stage and business models are new and unproven. If we are unable to offer downloads of spoken word content on these alternative non-PC devices, we may fail to capture a sufficient share of an increasingly important portion of the market for digital media services or our costs may increase significantly.

         WE COULD BE SUED FOR CONTENT THAT WE DISTRIBUTE OVER THE INTERNET, WHICH COULD SUBJECT US TO SUBSTANTIAL DAMAGES.

         A lawsuit based on the spoken word content we intend to distribute could be expensive and damaging to our business. As a distributor and publisher of content over the Internet, we may be liable for copyright, trademark infringement, unlawful duplication, negligence, defamation, indecency, and other claims based on the nature and content of the materials that we publish or distribute to customers. Our liability insurance may not cover claims of these types or may not be adequate to protect us from the full amount of the liability. If we are found liable in excess of the amount of our insurance coverage, we could be liable for substantial damages. Our reputation and business may suffer even if we are not liable for significant financial damages.

         FUTURE GOVERNMENT REGULATIONS MAY INCREASE OUR COST OF DOING BUSINESS ON THE INTERNET, WHICH COULD ADVERSELY AFFECT OUR COST STRUCTURE.

         Laws and regulations applicable to the Internet, covering issues such as user privacy, pricing, and copyrights are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could force us to modify our services in ways that could adversely affect our business.

         WE MAY BECOME SUBJECT TO SALES AND OTHER TAXES FOR DIRECT SALES OVER THE INTERNET, WHICH COULD AFFECT OUR REVENUE GROWTH.

         Increased tax burden could make our service too expensive to be competitive. We do not currently collect sales or other similar taxes for download of content. Nevertheless, one or more local, state, or foreign jurisdictions may require that companies located in other states collect sales taxes when engaging in online commerce in those states. If one or more states successfully assert that we should collect sales or other taxes on the download of spoken word content, the increased cost to our customers could discourage them from purchasing our services, which would materially and adversely affect our business.

         WE MAY NOT BE ABLE TO PROTECT OUR LICENSES OR OUR INTELLECTUAL PROPERTY, WHICH COULD JEOPARDIZE OUR COMPETITIVE POSITION.

         If we fail to protect our licenses or our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. The steps we have taken may be inadequate to protect our licenses or other intellectual property. We rely on a combination of licenses, confidentiality agreements, and other contracts to establish and protect our intellectual property rights. We may have to litigate to enforce our licenses or other intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and the diversion of our management and other resources, which would harm our business.

         OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR COPYRIGHTS OR PATENTS, WHICH COULD SUBJECT US TO SUBSTANTIAL DAMAGES.

         Any claims of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. A party making a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering downloads of spoken word content. Any of these events could have a material adverse effect on our business, operating results, and financial condition.

         THE ONLINE CONTENT DISTRIBUTION INDUSTRY IS HIGHLY COMPETITIVE AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO COMPETE EFFECTIVELY, WHICH WOULD HARM OUR BUSINESS.

         We will face competition in all aspects of our online business and we cannot assure you that we will be able to compete effectively. We will compete for consumers of spoken word content with other Internet-based audio distributors, as well as with our existing, competitors, such as distributors of audio on cassette tape or compact disc. The business of providing content over the Internet is experiencing rapid growth and is characterized by rapid technological changes, changes in consumer habits and preferences, and the emergence of new and established companies. We will also continue to compete with (i) book store chains deep-discount retailers, retail stores, mass merchandisers, mail order catalogs, clubs, and libraries that sell, rent, or loan audiobooks on cassette tape or compact disc, such as Borders, Barnes & Noble, (ii) online retailers such as Amazon.com, (iii) websites that offer streaming access to spoken audio content using tools such as the RealPlayer or Windows Media Player, (iv) other companies offering services similar to ours, such as Audible AudioFeast, iTunes, and (v) online and Internet portal companies such as America Online, Inc., and Yahoo! Inc., and, which have the potential to offer audio content. Moreover Audible, Inc., has begun to establish itself as a leader in downloadable spoken word content distribution. Many of these companies have financial, technological, promotional, and other resources that are much greater than those available to us and could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with our services and products.

RISKS RELATING TO OUR CAPITAL STRUCTURE

         OUR ABILITY TO USE OUR NET OPERATING LOSSES WILL BE LIMITED IN FUTURE PERIODS, WHICH COULD INCREASE OUR TAX LIABILITY.

         Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating losses is limited after an ownership change, as defined in
Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. In the event we achieve profitable operations, any significant limitation on the utilization of net operating losses would have the effect of increasing our tax liability and reducing after tax net income and available cash reserves. We are unable to determine the availability of net operating losses since this availability is dependent upon profitable operations, which we have not achieved in prior periods.

         THE NUMBER OF SHARES OF COMMON STOCK WHICH ARE AVAILABLE FOR SALE UPON EXERCISE OF CONVERTIBLE PREFERRED STOCK AND EXERCISE OF WARRANTS AND OPTIONS IS SUBSTANTIAL IN RELATION TO OUR CURRENTLY OUTSTANDING COMMON STOCK AND THE PUBLIC FLOAT OF OUR COMMON STOCK, AND COULD CAUSE DOWNWARD PRESSURE ON THE MARKET PRICE FOR OUR COMMON STOCK.

         The number of shares of common stock registered for resale upon exercise of convertible preferred stock and exercise of warrants and options is significantly greater than the number of shares currently outstanding and in the public float. If those securityholders determine to sell a significant number of shares into the market at any given time, there likely will not be sufficient demand in the market to purchase the shares without a decline in the market price for our common stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading market for our common stock, or even the availability of such a large number of shares, could continue to depress the trading market for our common stock over an extended period of time

         OUR STOCK PRICE HAS BEEN AND COULD CONTINUE TO BE EXTREMELY VOLATILE.

         The market price of our common stock has been subject to significant fluctuations since our initial public offering in October 1997. The securities markets have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to:

         o        Timely and successful implementation of our new strategies;

         o actual or anticipated variations in our quarterly operating results;

         o        announcements by us or other industry participants;

         o        factors affecting the market for spoken word content;

         o        changes in national or regional economic conditions;

         o        changes  in  securities   analysts'   estimates  for  us,  our
                  competitors' or our industry or our failure to meet such analysts' expectations; and

         o        general market conditions.

         OUR STOCK PRICE MAY DECLINE IF WE ARE UNABLE TO MAINTAIN OUR LISTING ON NASDAQ

         Our Common Stock is currently below the minimum per share requirement ($1.00) for continued listing on the Nasdaq National Market and we have received a letter dated March 8, 2005 from Nasdaq Stock Market, Inc. stating that we are not in compliance with the minimum per share requirement ($1.00) for continued listing on the exchange under Nasdaq Marketplace Rule 4310(c)(4). We have 180 days to demonstrate compliance by having our stock trade over $1.00 for a minimum of ten consecutive trading days, or are subject to delisting by Nasdaq.

         A LARGE NUMBER OF SHARES OF OUR COMMON STOCK COULD BE SOLD IN THE MARKET IN THE NEAR FUTURE, WHICH COULD DEPRESS OUR STOCK PRICE.

         As of June 1, 2005, we had outstanding approximately 35.4 million shares of common stock. In addition, a substantial portion of our shares are currently freely trading without restriction under the Securities Act of 1933, having been registered for resale or held by their holders for over two years and are eligible for sale under Rule 144(k). There are currently outstanding options and warrants to purchase and convertible preferred stock convertible into an aggregate of approximately 169 million shares of our common stock and substantially all of the underlying shares are available for sale under an effective registration statements. To the extent any of our warrants or options are exercised or convertible preferred stock is converted, your percentage ownership will be diluted and our stock price could be further adversely affected. Moreover, as the underlying shares are sold, the market price could drop significantly if the holders of these restricted shares sell them or if the market perceives that the holders intend to sell these shares.

         BECAUSE OUR BOARD OF DIRECTORS CONSISTS OF THREE CLASSES, IT MAY BE MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY.

         Our by-laws divide our board of directors into three classes, serving staggered three-year terms. The staggered board of directors may make it more difficult for a third party to acquire, or may discourage acquisition bids for our company.

         OUR OUTSTANDING PREFERRED STOCK AND OUR ABILITY TO DESIGNATE ADDITIONAL PREFERRED STOCK COULD ADVERSELY EFFECT THE RIGHTS OF OUR COMMON STOCKHOLDERS.

         Our Articles of Incorporation authorize our board of directors to issue up to 5,000,000 shares of "blank check" preferred stock without shareholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. We currently have four series of preferred stock outstanding all of which have liquidation preferences senior to our common stock. Three of these series have approval rights with respect to amendments to our articles of incorporation which adversely affect the preferred stock, incurrence of indebtedness, payment of dividends and distributions, redemption of capital stock, the creation of other series of capital stock convertible into our common stock. Moreover, two of the series of preferred stock have voting rights, including an approval right with respect to certain corporate events, such as, mergers and other business contribution and certain sales and transfer of assets. The existence of our outstanding preferred stock and designation of additional series of preferred stock in the future could, among other results, adversely affect the voting power of the holders of common stock and, under certain circumstances, could make it difficult for third parties to gain control of our company, prevent or substantially delay a change in control, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock.

            SPECIAL INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements in this prospectus and in the documents incorporated by reference herein constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of our management for future operations are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any results, performances or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations, include, without limitation our ability to implement our new strategy and transition our business and the risks related thereto: our history of losses and declining revenues; our ability to license and sell new spoken word content, obtain additional financing, anticipate and respond to changing customer preferences, license and produce desirable content, protect our databases and other intellectual property from unauthorized access, and collect receivables; dependence on third-party providers, suppliers and distribution channels; competition; the costs and success of our marketing strategies, product returns, member attrition; and risks relating to our capital structure. Undue reference should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from any sales of shares of common stock made from time to time hereunder by the selling securityholders. Any proceeds we receive from the exercise of warrants or options for cash will be added to our working capital. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling securityholders.

         SECURITYHOLDERS FOR WHICH SHARES ARE BEING REGISTERED FOR SALE

         The following table sets forth information as of June 1, 2005, with respect to the securityholders for which shares are being registered for sale.

         The table below assumes for calculating each selling securityholder's beneficial percentage ownership that options, warrants and/or convertible securities that are held by such selling securityholder (but not held by any other selling securityholder or person) and are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted. The table also assumes the sale of all of the shares registered for sale by the selling securityholder pursuant to this prospectus.

                                                 Beneficial                             Shares Beneficially         % of Shares
                                                Ownership of                            Owned Assuming the       Beneficially Owned
Securityholders for Which Shares are Being    Shares of Common    Shares Registered     Sale of the Shares      Assuming the Sale of
Registered for Sale                                 Stock              for Sale             Registered         the Shares Registered
------------------------------------------    ----------------    -----------------     ------------------      --------------------
SF Capital Partners (1)                               3,636,364          5,454,546(2)                      0                     0
Presidio Partners (3)                                 1,854,545          2,781,818(4)                      0                     0
Geary Partners (5)                                    1,792,091          2,023,636(6)                      0                     0
Brady Retirement Fund LP (7)                            649,091            649,091(8)                      0                     0
TCMP3 Partners, LP (9)                                  409,091           409,091(10)                      0                     0
Western Reserve Hedged Equity, LP (11)                  777,273           777,273(12)                      0                     0
Western Reserve Hedged Equity AI, LP (13)                40,909            40,909(14)                      0                     0
PEF Advisers Ltd (15)                                 1,500,000         1,500,000(16)                      0                     0
Evan Herrick                                          1,850,000         1,850,000(17)                      0                     0
Howard Herrick (18)                                   1,849,500         1,225,000(17)                624,500                   1.7
Michael Herrick (19)                                  1,850,000         1,550,000(17)                300,000                     *
Norton Herrick (20)                                  10,068,027         1,430,203(17)          7,650,214(21)                  20.7
Huntingdon Corporation (22)                             987,610           987,610(17)                      0                     0

---------------
*        Less than 1%

1. The selling securityholder has advised us that Michael A. Roth and Brian J. Stark, the managing members of Stark Offshore Management, LLC ("Stark Offshore"), the investment manager of the selling securityholder, have voting and dispositive power of the securities held by the selling securityholder.

2. Represents 3,636,364 shares and 1,818,182 shares issuable upon exercise of warrants.

3.       The selling securityholder has advised us that Van L. Brady and William
         J. Brady, each a general partner of the selling securityholder, have voting and dispositive power of the securities held by the selling securityholder.

4. Represents 1,854,545 shares and 927,273 shares issuable upon exercise of warrants.

5.       The selling securityholder has advised us that Van L. Brady and William
         J. Brady, each a general partner of the selling securityholder, have voting and dispositive power of the securities held by the selling securityholder.

6. Represents 1,349,091 shares and 674,545 shares issuable upon exercise of warrants.

7.       The selling securityholder has advised us that Van L. Brady and William
         J. Brady, each a general partner of the selling securityholder, have voting and dispositive power of the securities held by the selling securityholder.

8. Represents 432,727 shares and 216,364 shares issuable upon exercise of warrants.

9. The selling securityholder has advised us that Steven Slawson and Walter Shenker, each a principal of the selling securityholder, have voting and dispositive power of the securities held by it.

10. Represents 272,727 shares and 136,364 shares issuable upon exercise of warrants.

11. The selling securityholder has advised us that WRCM, LLC, the general partner of Western Reserve Capital Management, LP, the general partner of the selling securityholder, and Michael P. Durante, the managing partner of the selling securityholder, have voting and dispositive power of the securities held by it.

12. Represents 518,182 shares and 259,091 shares issuable upon exercise of warrants.

13. The selling securityholder has advised us that WRCM, LLC, the general partner of Western Reserve Capital Management, LP, the general partner of the selling securityholder, and Michael P. Durante, the managing partner of the selling securityholder, have voting and dispositive power of the securities held by it.

14. Represents 27,273 shares and 13,636 shares issuable upon exercise of warrants.

15. The selling securityholder has advised us that Paul Mannion and Andrew Reckles, each a director of the selling securityholder, have voting and dispositive power of the securities held by it.

16. Represents 1,000,000 shares and 500,000 shares issuable upon exercise of warrants.

17.      Represents shares issuable upon exercise of warrants.

18. The selling securityholder is employed by MediaBay pursuant to an employment agreement dated as of April 28, 2004, as amended on April 11, 2005. Pursuant to the employment agreement, the selling securityholder currently receives an annual salary of $189,280, subject to a 4% increase per year, plus a minimum bonus of $30,000 on each of December 1, 2005 and 2006. Upon termination without cause (as defined in the agreement) or after a Change of Control (as defined in the agreement) or resignation by the selling securityholder within six months following a Change of Control, the selling securityholder is entitled to receive severance equal to the greater of $525,000 and three times the total compensation for the twelve months prior thereto. The term of the employment agreement expires June 30, 2008. The selling securityholder is also a former officer, director and principal shareholder of MediaBay.

19. The selling securityholder is a former officer, director and principal shareholder of MediaBay

20. Norton Herrick is a principal shareholder of MediaBay. Mr. Herrick was Chairman and a director of MediaBay until May 1, 2003. In addition, following are other material relationships between MediaBay and Mr.
         Herrick:

                On October 3, 2002, MediaBay and Huntingdon Corporation, a company wholly-owned by Mr. Herrick ("Huntingdon" and, together with Norton Herrick, the "Herrick Entities") entered into an agreement pursuant to which Huntingdon agreed to loan MediaBay $1.5 million (the "October Agreement").

                During August and September of 2002, Norton Herrick advanced $1.0 million to MediaBay, which was converted into a $1.0 million principal amount convertible promissory note payable to Huntingdon under the October Agreement. This note bore interest at the prime rate plus 2 1/2 %, was convertible into shares of common stock at a rate of $2.00 per share and is due September 30, 2007, except that the holder could make a demand for repayment after our then existing credit facility was repaid. In connection with the transaction, we issued to Huntingdon a ten-year warrant to purchase 250,000 shares of common stock at an exercise price of $2.00 per share.

                Pursuant to the October Agreement, on October 10, 2002, we issued to Huntingdon an additional $150,000 principal amount convertible promissory note to Huntingdon. This note was convertible into shares of common stock at a rate of $2.00 per share. The remaining terms of the note were similar to those of the initial note issued under the October Agreement. Warrants to purchase 37,500 of shares of common stock at an exercise price of $2.00 were also issued to Huntingdon. The remaining terms of this warrant were similar to those of the initial warrant issued under the October Agreement.

                Pursuant to the October Agreement, on November 15, 2002, we issued to Huntingdon an additional $350,000 principal amount convertible promissory note to Huntingdon (the "Third Note"). The Third Note is convertible into shares of common stock at a rate of $1.25 per share. The remaining terms of the Third Note were similar to those of the initial note issued under the October Agreement. At the time of the loan, warrants to purchase 140,000 of shares of common stock at an exercise price of $1.25 were also issued to Huntingdon. The remaining terms of this warrant were similar to those of the initial warrant issued under the October Agreement.

                Pursuant to the October Agreement, each of the $2.5 million and $500,000 principal amount convertible notes previously issued to Huntingdon were amended to, among other things, extend the maturity date to September 30, 2007, provided that the holder of either note could demand repayment of the note on or after our credit facility is repaid. The $800,000 principal amount convertible note issued to Huntingdon was also amended on October 3, 2002 to, among other things, extend the maturity date to September 30, 2007, provided that beginning on the 90th day after our then-existing credit facility was repaid the holder could demand repayment.

                Also on October 3, 2002, the $1,984,000 principal amount convertible promissory note previously issued to Norton Herrick was amended to, among other things, extend the maturity dates to September 30, 2007; except that the holder could demand repayment of the note on or after October 31, 2004 if our then-existing credit facility has been repaid.

                On November 15, 2002, we entered into an agreement with Norton Herrick pursuant to which Norton Herrick agreed to resign as Chairman upon the lenders under the senior credit facility consent to such resignation or the Company's repayment of the facility as to permit Carl Wolf to become Chairman. As consideration, Mr. Herrick was given the right to nominate up to four members of our Board of Directors and we agreed not to increase the number of directors to more than seven members without Mr. Herrick's consent.

                On November 15, 2002, in connection with entering into an employment agreement with Norton Herrick, we entered into an indemnification agreement with Mr. Herrick pursuant to which, we agreed to indemnify Mr. Herrick to the maximum extent permitted by the corporate laws of the State of Florida or, if more favorable, our Articles of Incorporation and By-Laws in effect at the time the agreement was executed, against all claims (as defined in the agreement) arising from or out of or related to Mr. Herrick's services as an officer, director, employee, consultant or agent of our company or any subsidiary or in any other capacity.

                Companies   wholly   owned  by  Norton   Herrick,   a  principal
                shareholder, have in the past provided accounting, administrative, legal and general office services to us at cost since our inception. Companies wholly owned by Norton Herrick have also assisted us in obtaining insurance coverage without remuneration. We paid or accrued to these entities $88,000, $430,000 and $292,000 for these services during the years ended December 31, 2001, 2002 and 2003, respectively. In addition, a company wholly owned by Norton Herrick provided us with access to a corporate airplane during 2001 and 2002. We generally paid the fuel, fees and other costs related to our use of the airplane directly to the service providers. For use of this airplane, we paid rental fees of approximately $14,000 in each of 2001 and 2002 to Mr. Herrick's affiliate. As of December 31, 2003 we owed to Mr. Herrick and his affiliates $895,000 for reimbursement of such expenses and services. From January 1, 2004 through April 27, 2004, we repaid approximately $187,000 of this amount and, on April 28, 2004, in connection with the agreements described below, we agreed to repay the remaining approximately $639,000 as follows: (i) Mr. Herrick $40,500 per month on the first of each month from May 2004 through and including July 2005 and (ii) $31,410 on August 1, 2005.

                On May 1, 2003, we entered into a two-year consulting agreement with XNH Consulting Services, Inc. ("XNH"), a company wholly-owned by Norton Herrick. The agreement provided, among other things that XNH will provide consulting and advisory services to us and that XNH will be under the direct supervision of the our Board of Directors. For its services, we agreed to pay XNH a fee of $8,000 per month and to provide Mr. Herrick with health insurance and other benefits applicable to our officers to the extent such benefits may be provided under our benefit plans. The consulting agreement provided that the indemnification agreement with Mr. Herrick entered into on November 15, 2002 pursuant to which, we agreed to indemnify Mr. Herrick to the maximum extent permitted by the corporate laws of the State of Florida or, if more favorable, our Articles of Incorporation and By-Laws in effect at the time the agreement was executed, against all claims (as defined in the agreement) arising from or out of or related to Mr. Herrick's services as an officer, director, employee, consultant or agent of ours or any subsidiary or in any other capacity shall remain in full force and effect and to also indemnify XNH on the same basis. Mr. Herrick resigned as our Chairman effective May 1, 2003 and Mr. Herrick and we terminated the employment agreement signed as of November 2, 2002 on May 1, 2003.

                Effective December 31, 2003, we agreed with Norton Herrick to terminate the two-year consulting agreement with XNH, we agreed to pay XNH a fee of $7,500 per month for 16 months commencing on January 1, 2004 and to provide Mr. Herrick with health insurance and other benefits applicable to our officers to the extent such benefits may be provided under our benefit plans. The termination agreement provides that the indemnification agreement with Mr. Herrick entered into on November 15, 2002 shall remain in full force and effect and to also indemnify XNH on the same basis. In connection with the termination agreement, the non-competition and nondisclosure covenants of the XNH consulting agreement were extended until December 31, 2006. In April 2004, we amended the termination agreement such that we are longer required to either pay Herrick the $7,500 each month or to provide Herrick with health insurance and other benefits applicable to our officers. In connection with the termination agreement, the non-competition and nondisclosure covenants of the XNH consulting agreement were extended until December 31, 2006. In accordance with the agreement, we paid or reimbursed certain health insurance premiums for Mr. Herrick.

                On July 31, 2003, Norton Herrick exercised options to purchase 300,000 shares of our common stock at an exercise price of $.50 per share pursuant to an Option Agreement dated November 23, 2001. The options were exercised on a "cash-less" basis and the closing stock price on July 31, 2003 was $.78. Accordingly, we issued to Mr. Herrick a certificate for 107,692 shares of our common stock.

                During the three months ended September 30, 2003, Norton Herrick provided a $100,000 guarantee to a vendor. We subsequently paid the vendor and the guarantee expired. Mr. Herrick received no compensation and did not profit from the transaction.

                During the three months ended September 30, 2003, Norton Herrick also loaned MediaBay $100,000. The loan was subsequently converted into an investment by Huntingdon, in the $1,065,000 bridge financing completed on October 1, 2003. Carl Wolf, our Chairman, also purchased a $100,000 note in this financing. In consideration, we issued to each of Huntingdon and Mr. Wolf a $100,000 principal amount note due October 1, 2004. The notes are identical to all other notes issued in the financing and bear interest at the rate of 18% per annum, payable at maturity. In connection with the issuance of the notes, we agreed, subject to receipt of shareholder approval, to issue to each of Huntingdon and Mr. Wolf warrants to purchase 25,000 shares of common stock at an exercise price of $.80 and agreed to issue to each of them warrants to purchase an additional 25,000 shares of common stock if the notes are not repaid on April 1, 2004 at an exercise price per share equal to the closing sale price of our common stock on March 31, 2004.

                We entered into an agreement with Norton Herrick dated November 7, 2003 (the "November Agreement") whereby Mr. Herrick agreed to pay amounts owed to us under Section 16(b) of the Securities Exchange Act of 1934 as a result of various transactions which are attributable to Mr. Herrick occurring within less than six months of each other that involved our securities. Mr. Herrick agreed to pay us the sum of $1,742,149, (the "Payment") by delivering to us for cancellation within ten (10) days of the date of the November Agreement, shares of our common stock and/or warrants to purchase shares of common stock with an aggregate value equal to the Payment. Under the November Agreement, the value of each share of common stock delivered under the Agreement is equal to the last sale price of our common stock on the trading day immediately prior to the date on which the shares of common stock were delivered (the "Market Price"). The value of any warrant delivered under the November Agreement is equal to the Market Price of the underlying shares less the exercise price of the warrant. Mr. Herrick delivered the shares of common stock and warrants pursuant to the November Agreement on Monday, November 17, 2003, with the value of the securities based on the Market Price on November 14, 2003 of $.94 per share of common stock. As part of the Payment, Mr. Herrick returned to us 1,095,372 shares of our common stock. Based on the Market Price, the aggregate value of these shares is $1,029,650. Also, as part of the Payment, Mr. Herrick deposited warrants to purchase 1,875,000 shares of our common stock. Based on the Market Price ($.94) less the exercise price of the warrants ($.56), the aggregate value of these warrants was $712,500. Of the 1,875,000 warrants deposited, 1,650,000 became exercisable May 14, 2001 and 225,000 became exercisable February 22, 2002.

                In 2003 and 2002, Norton Herrick advanced $360,000 and $372,000, respectively, to certain of our vendors and professional firms as payment of amounts owed to them. As we made payments to these vendors, the vendors repaid the amounts advanced to them by Mr. Herrick. Mr. Herrick received no interest or other compensation for advancing the monies. As of April 12, 2004, none of the advances were outstanding.

                On January 29, 2004, we issued $4,000,000 aggregate principal amount of promissory notes (the "2004 Notes") and warrants to purchase 2,352,946 shares of common stock to 13 institutional and accredited investors. In connection with this offering, Norton Herrick and Huntingdon entered into a letter agreement with the purchasers of the 2004 Notes pursuant to which they granted to the holders of the 2004 Notes in the event of an Event of Default (as defined in the 2004 Notes) the rights to receive payment under certain secured indebtedness owed by us to Norton Herrick and Huntingdon and to exercise their rights under security agreements securing such secured indebtedness. Pursuant to the letter agreement, Norton Herrick and Huntingdon also executed Powers-of-Attorney in favor of a representative of the 2004 Note holders pursuant to which such representative may, following an Event of Default, take actions necessary to enforce the 2004 Note holders rights under the letter agreement, including enforcing Norton Herrick's and Huntingdon's rights under the security agreements. On April 12, 2004, the notes were converted into common stock. In consideration for Huntingdon's consent to the Financing and execution of the letter agreement upon receipt of shareholders' approval, we agreed to reduce the conversion price of $1,150,000 principal amount of convertible promissory notes held by Huntingdon from $2.00 to $1.27 and $500,000 principal amount of convertible promissory notes held by Huntingdon from $1.82 to $1.27.

                On April 28, 2004 we entered into a new credit agreement. Herrick, Huntingdon and N. Herrick Irrevocable ABC Trust (the "Trust"), of which Herrick was the beneficiary, consented to the new credit agreement and the other transactions described above and entered into a subordination agreement with Zohar. The new credit agreement required the aggregate amount of principal and interest owed by us to Herrick, Huntingdon and the Trust be reduced to $6,800,000 ("Permissible Debt") by June 1, 2004, and that the Permissible Debt would be further reduced by up to an additional $1,800,000 if we did not raise at least $2,000,000 in additional equity in each of the two calendar years following the execution of the new credit agreement. MediaBay received a fairness opinion in connection with this transaction.

                Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Herrick exchanged accrued and unpaid interest and dividends (including accrued and unpaid interest distributed by the Trust to Herrick) owed to Herrick aggregating $1,181,419 into (i) 11,814 shares of Series C Convertible Preferred Stock with a liquidation preference of $100 per share convertible into an aggregate of 1,514,615 shares of common stock at an effective conversion price of $0.78, and (ii) warrants to purchase 3,029,230 shares of common stock. The warrants are exercisable until April 28, 2014 at an exercise price of $0.53.

                Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Huntingdon exchanged the principal of the $500,000 principal amount note, $1,000,000 principal amount note, $150,000 principal amount note and $350,000 principal amount note held by Huntingdon, plus accrued and unpaid interest owed to Huntingdon aggregating $1,171,278 into (i) 31,713 shares of Series C
                Convertible Preferred Stock convertible into an aggregate of 4,065,768 shares of Common Stock at an effective conversion price of $0.78, and (ii) warrants to purchase an aggregate of 8,131,538 shares of Common Stock. The warrants are exercisable until April 28, 2014 at an exercise price of $0.53. If the amount of the Permissible Debt was required to be reduced due to our failure to raise the requisite additional equity, such reduction would have automatically occur by the exchange of Permissible Debt held by Huntingdon for additional shares of Series C Convertible Preferred Stock in an aggregate liquidation preference equal to the amount of debt exchanged and warrants to purchase a number of shares of common stock equal to two times the number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.

                Herrick and Huntingdon agreed not to demand repayment of their debt until the earlier of (i) the repayment of the New Credit Agreement or (ii) June 28, 2007. The remaining promissory notes held by Herrick, Huntingdon and the Trust were guaranteed by certain subsidiaries of MediaBay and secured by a lien on the assets of the Company and certain subsidiaries of MediaBay.

                In connection with our financing in March 2005, we also entered into an agreement with the Herrick Entities, pursuant to which, concurrently with the financing:

                o all $5.784 million principal amount of our convertible notes owned by the Herrick Entities (the "Herrick
                        Notes") and 10,684 of their shares of our Series A Preferred Stock were converted into an aggregate of approximately 12.2 million shares of Common Stock (the "Herrick Shares"), at their stated conversion rate of $0.56 per share;

                o we also agreed to redeem the remaining 14,316 shares of Series A Preferred Stock held by the Herrick Entities and all 43,527 of their shares of our Series C Preferred Stock (collectively, the "Redemption Securities") for $5.8 million, the aggregate stated capital of such shares, on the earlier of the effective date of the Shareholder Consent (May 3, 2005) and June 1, 2005, and both the Redemption Securities and the redemption price were placed into escrow pending such date;

                o the Herrick Entities waived certain of their registration rights and we agreed to include the Herrick Shares for resale in the Financing Registration Statement, so long as such Herrick Shares are owned by the Herrick Entities and not otherwise transferred, including, but not limited to, in the Herrick Financing (as defined below); and

                o the Herrick Entities consented to the terms of the Financing and the agreements entered into in connection with the Financing, as we were required to obtain such consents pursuant to the terms of the Herrick Notes, the Series A Preferred Stock and the Series C Preferred Stock.

                o Herrick and Huntingdon also entered into a voting agreement and proxy with us pursuant to which they agreed not to take any action to contradict or negate the Shareholder Consent and gave us a proxy to vote their shares, at the direction of the Company's Board of Directors, until the Effective Date.

                o We released the Herrick Entities from all actions, causes of action, claims and demands which we had on or prior to the date of the agreement, by reason of any matter known or should have been known to us or our officers or directors and arising on or prior to the date of the agreement, except those relating to the agreement and the related agreements thereto.

                On March 23, 2005, in connection with the March 2005 financing, MediaBay, Herrick and Huntingdon entered into a voting agreement whereby Herrick and Huntingdon authorized the chairman and/or president of MediaBay to vote their voting securities pursuant to the terms of the March 2005 transactions and in accordance with MediaBay's Board of Directors.

                Also on March 23, 2005, in connection with the March 2005 transactions, we entered into a registration rights agreement with Herrick and Huntingdon in which Herrick and Huntingdon were granted the same automatic registration rights as the Investors under the Registration Rights Agreement with respect to the shares of common stock issuable to Herrick and Huntingdon upon conversion of the Herrick Notes and Series A Preferred Stock.

                We also entered into another registration rights agreement dated March 23, 2005, with Herrick and Huntingdon in which we agreed to register the shares of our common stock issuable to Herrick and Huntingdon upon exercise of the warrants held by Herrick and Huntingdon in a registration statement to be filed with the SEC within 30 days following the effective date of the previous registration statement.

                We also paid to Norton Herrick and Huntingdon all accrued and unpaid interest dividends due to them in the amount $2,271,000.

                On May 3, 2005, the effective date of the Shareholder Consent, we redeemed the Redemption Securities for $5.8 million.

21. Assumes the sale of the 987,610 shares of common stock registered for sale by Huntingdon Corporation.

22. The selling stockholder advised us that Norton Herrick is its sole stockholder and has sole voting and dispositive power over the securities held by it.

                              PLAN OF DISTRIBUTION

         The selling securityholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

         o block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

         o an exchange distribution in accordance with the Rules of the applicable exchange;

         o        privately negotiated transactions;

         o        settlement of short sales;

         o broker/dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker/dealers engaged by the selling securityholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling securityholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions to exceed what is customary in the types of transactions involved.

         The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

         The selling shareholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The selling securityholders have informed MediaBay that they do not have any agreement or understanding, directly or indirectly, with any person to distribute MediaBay common stock.

         MediaBay is required to pay all fees and expenses incident to the registration of the shares. MediaBay has agreed to indemnify the selling securityholders who purchased securities in the Financing against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 INDEMNIFICATION

         Our Articles of Incorporation and By-Laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. The Florida Business Corporation Act provides that none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to MediaBay or our shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Business Corporation Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law.

         We  have  entered  into  indemnification  agreements  with  some of our
employees,   officers  and  consultants.   Under  the  terms  of  the  indemnity
agreements, we have agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of us and related expenses. Provided however, that the employee, officer or consultant shall reimburse us for the amounts if the individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                  LEGAL MATTERS

         The legality of the shares of common stock offered hereby was passed upon for MediaBay, Inc. by Blank Rome LLP, New York, New York.

                                     EXPERTS

         The financial statements and the related financial statement schedule for the years ended December 31, 2003 and 2004 incorporated in this prospectus by reference from MediaBay, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Amper Politziner & Mattia, P.C., as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements and the related financial statement schedule for the year ended December 31, 2002 incorporated in this prospectus by reference from MediaBay, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

         You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

         The  following   documents   previously  filed  by  MediaBay  with  the
Securities and Exchange Commission are incorporated herein by reference and shall be deemed a part of this prospectus:

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

         (b)      Current  Report on Form 8-K filed with the SEC on February 11,
                  2005;

         (c)      Current  Report  on Form 8-K  filed  with the SEC on March 22,
                  2005;

         (d)      Current  Report  on Form  8-K  filed  with the SEC on April 7,
                  2005;

         (e) Definitive Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, filed with the SEC on April 8, 2005;

         (f)      Current Report on Form 8-K filed with the SEC on May 4, 2005;

         (g)      Form 10-Q for the three months ended March 31, 2005;

         (h) The description of our common stock contained in our Registration Statement on Form 8-A dated November 12, 1999, together with any amendment or report filed with the SEC for the purpose of updating the description; and

         (i) All documents filed by MediaBay pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to the effectiveness of the registration statement.

         All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and before the termination of the offering of the securities hereby shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus on the date of filing of the documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

         This prospectus incorporates documents by reference with respect to MediaBay that are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon written or oral request to Chief Financial Officer, MediaBay, Inc., 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927, telephone: (973) 539-9528.

         We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.

================================================================================

  We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

                                TABLE OF CONTENTS

                                                   Page
                                                   ----
The Company.........................................2
Risk Factors........................................3
Special Information Regarding Forward-looking
  Statements ......................................11
Use of Proceeds....................................12
Securityholders for Which Shares are Being
  Registered for Sale..............................12
Plan of Distribution...............................17
Indemnification....................................18
Legal Matters......................................18
Experts............................................18
Where You Can Find Information.....................15
Incorporation of Certain Documents by Reference....15

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  following   are  the  estimated   expenses  of  the  issuance  and
distribution of the securities being registered, all of which will be paid by the Registrant:

SEC registration fee.............................................$ 1,326.50

Legal fees and expenses*......................................... 30,000.00

Accounting fees and expenses*.................................... 20,000.00

Miscellaneous*.................................................... 8,673.50
                                                                  ---------

Total*...........................................................$60,000.00
                                                                  =========

---------------------------
 * Estimated+

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act (the "Florida Act") contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Articles of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to the Registrant or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty. The Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify, and upon request shall advance expenses to, its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or
(iv) a violation of a criminal law. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         Our company has entered into indemnification agreements with certain employees, officers and consultants. Pursuant to the terms of the indemnity agreements, our company has agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of our company and certain expenses related thereto. Provided however, that the employee, officer or consultant shall reimburse our company for such amounts if the such individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

         (a)      Exhibits

Exhibit Number                                       Description
--------------                                       -----------
         5        Opinion of Blank Rome LLP as to the legality of the securities being registered

         23.1     Consent of Amper Politziner & Mattia, P.C.

         23.2     Consent of Deloitte & Touche LLP

         23.3     Consent of Blank Rome LLP included in opinion filed as Exhibit 5

         24       Power of Attorney, included in the signature page of this Registration Statement

----------
* Previously filed

ITEM 17.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the Town of Cedar Knolls, State of New Jersey, on the 1st day of June 2005.

                                   MEDIABAY, INC.

                                   By:  /s/ Robert Toro
                                        ----------------------------------------
                                        Robert Toro, Chief Financial Officer and
                                        Senior Vice President of Finance

         Each person whose signature appears below hereby authorizes each of Jeffrey Dittus and Robert Toro or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 was signed by the following persons in the capacities and on the dates indicated:

Signature                                    Title                                                  Date
---------                                    -----                                                  ----
/s/ Joseph R. Rosetti                    Director and Chairman                                      June 1, 2005
------------------------------------
Joseph R. Rosetti

/s/ Jeffrey Dittus                       Director and Chief Executive Officer (Principal            June 1, 2005
------------------------------------     Executive Officer)
Jeffrey Dittus

/s/ Robert Toro                          Chief Financial Officer and Senior Vice President of       June 1, 2005
------------------------------------     Finance
Robert Toro

/s/ Daniel Altobello                     Director                                                   June 1, 2005
------------------------------------
Daniel Altobello

/s/ Richard Berman                       Director                                                   June 1, 2005
------------------------------------
Richard Berman

/s/ Paul Neuwirth                        Director                                                   June 1, 2005
------------------------------------
Paul Neuwirth

/s/ Stephen Yarvis                       Director                                                   June 1, 2005
------------------------------------
Stephen Yarvis